UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 14, 2010

National CineMedia, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33296	20-5665602
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

9110 E. Nichols Ave., Suite 200

Centennial, Colorado 80112-3405

(Address of principal executive offices, including zip code)

(303) 792-3600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Earl B. Weihe as Executive Vice President and Chief Operations Officer

On January 14, 2010, the Board of Directors (the “Board”) of National CineMedia, Inc. (the “Company”) appointed Earl B. Weihe, 61, as Executive Vice President and Chief Operations Officer. Prior to this appointment, Mr. Weihe served as Senior Vice President of Operations for National CineMedia, LLC since July 2005. From his original hire in March 2002 until July 2005, Mr. Weihe served as Vice President of Operations for National CineMedia, LLC and its predecessor, Regal CineMedia Corporation.

Stock Option and Restricted Stock Awards to Executive Officers

On January 14, 2010, the Compensation Committee of the Company’s Board, with the approval of the Board, granted stock options and performance-based restricted stock awards to each of the Company’s executive officers, as described in greater detail below.

The following table shows the maximum number of shares granted to each of our executive officers for these awards:

Name and Position	Number of Shares of Restricted Stock (1)	Number of Stock Options	Total Number of Shares
Kurt C. Hall President, Chief Executive Officer and Chairman	76,787	230,360	307,147
Clifford E. Marks President of Sales and Marketing	41,136	123,407	164,543
Gary W. Ferrera Executive Vice President and Chief Financial Officer	28,992	86,975	115,967
Ralph E. Hardy Executive Vice President and General Counsel	15,235	45,704	60,939
Earl B. Weihe Executive Vice President and Chief Operations Officer	6,961	20,882	27,843

Executive Officers as a Group	169,111	507,328	676,439

(1)	Includes the maximum number of shares that will vest if actual cumulative Free Cash Flow equals 100% of the three-year cumulative Free Cash Flow target. If actual Free Cash Flow exceeds 100% of the Free Cash Flow target, the number of shares will be increased ratably as set forth below for actual Free Cash Flow performance versus the target. As such, Mr. Hall could receive up to 38,393 additional shares; Mr. Marks could receive up to 20,568 additional shares; Mr. Ferrera could receive up to 14,496 additional shares; Mr. Hardy could receive up to 7,618 additional shares and Mr. Weihe could receive up to 3,481 additional shares for a total up to 84,556 additional shares to the Executive Officers as a Group.

The stock options are scheduled to vest 33.33% each year over the next three years, subject to continuous service. The stock options have a 10-year term and an exercise price of $16.97, the closing price of the Company’s common stock on January 14, 2010, the date of approval of the grants.

The restricted stock awards are scheduled to vest based upon achievement of at least 90% of the actual cumulative Free Cash Flow target at the end of the three-year measurement period. The restricted stock awards include the right to receive dividend equivalents, subject to vesting. Below is a summary of how the number of vested shares of restricted stock will be determined based on the level of achievement of actual cumulative Free Cash Flow.

Award Vesting %	Free Cash Flow Target Actual %
100%	100%
50%	90%
None	<90%

If actual cumulative Free Cash Flow is between 90% and 100% of the target, the award will vest proportionately. If actual cumulative Free Cash Flow exceeds 100% of the Free Cash Flow target for the measurement period, the participant will receive an additional grant of shares of restricted stock that will vest 60 days following the last day of the measurement period. The number of additional shares of restricted stock will be determined by interpolation, but will not exceed 50% of the number of shares of restricted stock that vest as set forth above up to 110% of the targeted cumulative Free Cash Flow.

Upon vesting of the restricted stock and exercise of the options described above, National CineMedia, LLC will issue common membership units to the Company equal to the number of shares of the Company’s common stock represented by such restricted stock and options.

2010 Base Salaries for Executive Officers

On January 14, 2010, the Compensation Committee, with the approval of the Board, approved the following 2010 base salaries:

	2010 Base Salary	2009 Base Salary
Name and Position	(in thousands)
Kurt C. Hall President, Chief Executive Officer and Chairman	$735.4	$721.0
Clifford E. Marks President of Sales and Marketing	$709.2	$695.3
Gary W. Ferrera Executive Vice President and Chief Financial Officer	$357.0	$350.0
Ralph E. Hardy Executive Vice President and General Counsel	$262.2	$228.4
Earl B. Weihe Executive Vice President and Chief Operations Officer	$200.0	$179.5

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL CINEMEDIA, INC.

Dated: January 15, 2010	By:	/s/ RALPH E. HARDY
Ralph E. Hardy Executive Vice President, General Counsel and Secretary

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